Press Release

FOR IMMEDIATE RELEASE

Contact: Neil Cotiaux, FHLBank Pittsburgh: 412-288-2851, cell: 412-335-9488;

Neil.cotiaux@fhlb-pgh.com

FHFB APPOINTS TWO DIRECTORS TO BOARD OF FHLBANK PITTSBURGH

PITTSBURGH, PA, October 26, 2007 – The Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) announced today that the Federal Housing Finance Board (FHFB) has appointed two directors to the Board of Directors of the Bank.

Named were Walter D’Alessio, vice chairman of NorthMarq Capital in Philadelphia and chairman of the Philadelphia Industrial Development Corporation, and John Darr, currently the CEO and managing director of the FHLBanks Office of Finance, who also serves as a director of Manna, Inc., a District of Columbia-based low-income housing provider. Both were named to the board as Public Interest Directors, with Mr. Darr holding the sub-designation of Community Interest Director.

Mr. D’Alessio and Mr. Darr will serve three-year terms that commence January 1, 2008 and expire December 31, 2010.

“We are pleased that FHFB has appointed two individuals of such stature to our Board of Directors,” said John R. Price, president and chief executive officer of FHLBank Pittsburgh. “Throughout their careers, Walter and John have displayed considerable acumen and leadership in the worlds of finance and community and economic development. They are first-rate choices for our board.”

Walter D’Alessio

A leader in the area of economic development in Greater Philadelphia, Walter D’Alessio joined NorthMarq Capital in 2003. He is currently NorthMarq’s vice chairman and a member of its board of directors and also serves as president of the firm’s real estate consulting group.

As chairman of the board of the Philadelphia Industrial Development Corporation (PIDC), Mr. D’Alessio has played a key role in building that organization’s international reputation. As a non-profit partnership between the City of Philadelphia and the Chamber of Commerce, PIDC administers financing programs, land development and project management targeted to economic growth. During his time with the City’s Redevelopment Authority and at PIDC, Mr. D’Alessio has been involved in numerous large-scale projects including Market Street East, Penn’s Landing, Franklin Town and the development and expansion of the University of Pennsylvania, Temple University and Drexel University.

Walter D’Alessio has served on a wide array of corporate and nonprofit boards including Brandywine Realty Trust, the American Red Cross, the World Affairs Council and Independence Seaport Museum. He has been recognized locally and nationally with numerous awards.

John Darr

John Darr, who plans to retire from FHLBanks’ Office of Finance at the end of 2007 and resides in Delaware, served as managing director of the Office of Finance for the past 15 years. He has been responsible for issuing debt in the international markets on behalf of the twelve FHLBanks, consistent with their mission of providing low-cost liquidity to their respective member-owner financial institutions. He is also responsible for issuing the FHLBank System’s Combined Financial Statement and was intimately involved in the System’s SEC Registration process. Mr. Darr has a total of 35 years of business experience, including several years as Treasurer of FHLBank-San Francisco and as a director at Mortgage IT, a mortgage banking real estate investment trust.

As a director of Manna, Inc. for more than ten years, Mr. Darr has served as chair of the board’s Audit and Finance Committee, as co-chair of its Leadership Committee and as a fund raiser for the $12 million organization. Manna, Inc., a faith-based institution, is devoted to building or rehabilitating very low- and low-income housing in the nation’s capital as well as providing homeownership counseling, mortgage brokerage and post-ownership support to project residents. It is credited with having provided nearly 1,000 units of affordable housing over the past 25 years as well as counseling hundreds of homebuyers.

About FHLBank Pittsburgh

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking services, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. It currently has 332 members in its district of Delaware, Pennsylvania and West Virginia and, as of June 30, 2007, held approximately $82 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

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